As filed with the Securities and Exchange Commission on February 15, 2013

Registration No. 333-115129

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANCTRUST FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Alabama	63-0909434
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

107 St. Francis Street, Suite 3100

Mobile, Alabama 36602

(251) 431-7800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

F. Michael Johnson

Secretary and Chief Financial Officer

BancTrust Financial Group, Inc.

107 St. Francis Street, Suite 3100

Mobile, Alabama 36602

(251) 431-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brooks P. Milling, Esq.

Hand Arendall LLC

P.O. Box 123

Mobile, Alabama 36602

(251) 432-5511

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one:)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

On May 4, 2004, BancTrust Financial Group, Inc. (the “Registrant”), filed with the Securities and Exchange Commission a registration statement on Form S-3, Registration No. 333-115129 (the “Registration Statement”), for the sale of 500,000 shares of the Registrant’s common stock, $0.01 par value, and an indeterminate number of additional shares to be offered or sold pursuant to the Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all securities that were previously registered and remain unsold or otherwise unissued under the Plan, and for which the Registration Statement had remained in effect.

On February 15, 2013, pursuant to an Agreement and Plan of Merger, dated as of May 28, 2012 and amended as of October 5, 2012 (collectively, the “Merger Agreement”), by and among the Registrant and Trustmark Corporation (“Trustmark”), the Registrant will be merged with and into Trustmark with Trustmark continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered for issuance under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities registered but unsold under the Registration Statement as of the date of this Post-Effective Amendment No. 1 and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the County of Mobile, State of Alabama, on February 15, 2013.

BANCTRUST FINANCIAL GROUP, INC.

By:	/s/ F. Michael Johnson
Name:	F. Michael Johnson
Title:	Executive Vice President, Chief Financial
Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Bibb Lamar, Jr.	President & Chief Executive Officer and Director	February 15, 2013
W. Bibb Lamar, Jr.	(Principal Executive Officer)

/s/ F. Michael Johnson	Executive Vice President, CFO and Secretary	February 15, 2013
F. Michael Johnson	(Principal Financial and Accounting Officer)

/s/ Tracy T. Conerly	Director	February 15, 2013
Tracy T. Conerly

/s/ Stephen G. Crawford	Director	February 15, 2013
Stephen G. Crawford

/s/ David C. De Laney	Director	February 15, 2013
David C. De Laney

/s/ Robert M. Dixon, Jr.	Director	February 15, 2013
Robert M. Dixon, Jr.

/s/ Broox G. Garrett, Jr.	Director	February 15, 2013
Broox G. Garrett, Jr.

Director
Carol F. Gordy

Director
Barry E. Gritter

Director
James M. Harrison, Jr.

/s/ Clifton C. Inge, Jr.	Director	February 15, 2013
Clifton C. Inge, Jr.

/s/ Kenneth S. Johnson	Director	February 15, 2013
Kenneth S. Johnson

/s/ John H. Lewis, Jr.	Director	February 15, 2013
John H. Lewis, Jr.

/s/ Harris V. Morrissette	Director	February 15, 2013
Harris V. Morrissette

/s/ Mary Ann Patterson	Director	February 15, 2013
Mary Ann Patterson

/s/ Paul D. Owens	Director	February 15, 2013
Paul D. Owens

Director
Peter C. Sherman

/s/ Dennis A. Wallace	Director	February 15, 2013
Dennis A. Wallace